Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by references in the registration statements (33-23055, 33-33791, 33-64115, 333-11885, 333-16091, 333-118235, 333-147594, 333-161129, 333-161215, 333-170821 and 333-199830) on Form S-8 and (333-206020) on Form S-3 of Becton, Dickinson and Company of our reports dated February 13, 2017, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in this Current Report on Form 8-K dated May 8, 2017.

 Our report includes an explanatory paragraph indicating that management excluded from its assessment of the effectiveness of the company’s internal control over financial reporting as of December 31, 2016, internal control over financial reporting associated with Liberator Medical Holdings, Inc., representing approximately 2.1% of C. R. Bard, Inc.’s consolidated net sales for the year ended December 31, 2016 and assets associated with Liberator Medical Holdings, Inc.’s operations representing 0.4% of C. R. Bard, Inc.’s consolidated total assets as of December 31, 2016. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Liberator Medical Holdings, Inc.

/s/ KPMG LLP
Short Hills, New Jersey
May 8, 2017